Exhibit 99.1

Double-Take Software, Inc. Announces Third Quarter 2007 Financial Results

    SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--Oct. 25, 2007--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the third quarter 2007.

    "We are very pleased with our financial and operational performance for the third quarter. Both income and sales were above our expectations and we have made great progress in our R&D and marketing efforts, particularly in the area of developing capabilities to continuously redeploy full systems across wide areas for physical and virtual environments," said Dean Goodermote, Chairman of the Board and CEO of Double-Take Software, Inc.

    Total revenue for the quarter, which consists of software revenue, maintenance and professional services revenue, increased 29.8% to $21.3 million in the third quarter of 2007 from $16.4 million in the third quarter of 2006.

    Software revenue increased 23.3% to $12.6 million in the third quarter of 2007 from $10.2 million in the third quarter of 2006. Maintenance and professional services revenue increased 40.6% to $8.7 million in the third quarter of 2007 from $6.2 million in the third quarter of 2006.

    Operating expenses for the third quarter of 2007 increased 28.1% to $14.7 million from $11.5 million in the third quarter of 2006.
Included in operating expenses are the following items:

    -- Stock option expense of $1.1 million in the third quarter of 2007 compared to $0.5 million in 2006.

    -- Amortization of intangible assets related to the acquisition of Double-Take EMEA of $0.2 million for the third quarter of 2007 and 2006.

    Income from operations was $4.6 million in the third quarter of 2007 compared to $2.7 million in the third quarter of 2006.

    The Company recorded a tax expense of $2.1 million in the third quarter of 2007 compared to $0.3 million in the third quarter of 2006.

    Net income attributable to common stockholders was $3.3 million, or $0.14 per diluted share, in the third quarter of 2007 compared to net income attributable to common stockholders of $0.4 million, or $0.07 per diluted share, in the third quarter of 2006.

    Income from operations on an adjusted, non-GAAP basis in the third quarter of 2007 was $5.8 million, compared to $3.2 million in the third quarter of 2006. Adjusted, non-GAAP net income before accretion and dividends on preferred stock in the third quarter of 2007 was $4.0 million, compared to $3.0 million in the third quarter of 2006. Dividend and accretion charges occurred until our Initial Public Offering in December 2006 when all preferred shares were converted into common shares.

    Adjusted, non-GAAP net income per diluted share was $0.17 in the third quarter of 2007. We calculate these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash SFAS 123R and other stock-based compensation expenses described as components of Operating Expenses above net of the related income taxes. An explanation of these non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under "Non-GAAP Financial Measures" below.

    Cash, cash equivalents, and short term investments at September 30, 2007 totaled $67.4 million.

    In connection with the follow-on offering completed in August, the Company and its executive officers, directors and certain stockholders agreed not to sell any of their shares (aggregating a total of approximately 3.8 million shares), with certain exceptions, until the expiration of a 90 day lock-up period. However, as provided in the lock-up agreements, the issuance of the Company's earnings announcement has extended the original lock-up period. Consequently, the lock-up period will end on November 11, 2007.

    Guidance

    Revenue for the fourth quarter of 2007 is anticipated to be in the range of $23.1 to $23.6 million and adjusted non-GAAP operating income is expected to be $5.3 to $5.5 million. The effective income tax rate for the fourth quarter is expected to be approximately 35% to 40% and non-GAAP net income per share is expected to be in the range of $0.15 to $0.16 per share excluding the impact of stock-based compensation charges. Weighted average diluted shares using the treasury method are expected to be approximately 23.2 to 23.3 million shares.

    After taking the results of the third quarter of 2007 into account, the Company is increasing its full year revenue, operating income and earnings per share guidance. Full-year 2007 revenue is now expected to be in the range of $82.3 to $82.8 million. Non-GAAP operating income is expected to be $18.3 to $18.5 million and adjusted, non-GAAP income per share for the full year 2007 is expected to be in the range of $0.81 to $0.82 excluding the impact of stock based compensation charges and using an estimated full year effective tax rate of approximately 10% to 12%. The full year effective tax rate includes the effects of the deferred tax benefit recorded during Q2 2007. Weighted average diluted shares using the treasury method are assumed to be approximately 23.1 to 23.2 million shares.

    See "Non-GAAP Financial Measures" and "Important Note to
Investors" below

    Non-GAAP Financial Measures

    Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as "adjusted, non-GAAP" measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.'s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company's expectations for adjusted, non-GAAP income and income per share for the third quarter of 2007 and full-year 2007 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

    Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

    Conference Call Information

    Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.'s conference call on the investor relations section of our website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until Tuesday, October 30, 2007 at 11:59 p.m. EDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 4057563. A web cast replay of the call will be available on the investor relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 days.

    About Double-Take(R) Software, Inc.

    Headquartered in Southborough, Massachusetts, Double-Take(R)
Software (NASDAQ: DBTK) provides software for accessible and affordable data protection for Microsoft(R) Windows(R) applications. For more information, please visit www.doubletake.com.

    Important Note to Investors

    Statements made in this press release regarding Double-Take Software that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about Double-Take Software and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect" "intend", "may", "should" "will" and "would". These forward-looking statements include, without limitation, statements under the heading "Guidance" above. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 30, 2007. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

    (C) Double-Take Software, Inc. All rights reserved. Double-Take is a registered trademark of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries.



                      Double-Take Software, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)
                             (Unaudited)

                                                 Sept. 30,   Dec 31,
                                                   2007        2006
                                                ----------- ----------

ASSETS

Current assets:
  Cash and cash equivalents                         $38,845    $55,170
  Short term investments                             28,561          -
  Accounts receivable, net                           16,068     12,676
  Inventory                                               -         14
  Prepaid expenses and other current assets           2,751      2,210
  Deferred tax assets                                 2,849          -
                                                ----------- ----------
    Total current assets                             89,074     70,070

Property and equipment, net                           3,274      3,000
Customer relationships, net                           1,653      1,993
Marketing relationships, net                          1,655      1,842
Goodwill                                              3,059          -
Other assets                                            150        121
                                                ----------- ----------
    Total assets                                    $98,865    $77,026
                                                =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    1,273      2,217
  Accrued expenses                                    4,425      6,845
  Accrued purchase price payable                          -      1,425
  Other liabilities                                     360        135
  Deferred revenue                                   21,284     16,774
                                                ----------- ----------
    Total current liabilities                        27,342     27,396

Long-term deferred revenue, less current
 portion                                              4,463      3,977
Long-term deferred rent, less current portion           306        406
Long-term capital lease obligations, less
 current portion                                          3         17

Stockholders' equity                                 66,751     45,230

                                                ----------- ----------
    Total liabilities and stockholders' equity      $98,865    $77,026
                                                =========== ==========




                      Double-Take Software, Inc.
                Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)


                                      Three Months      Nine Months
                                          Ended             Ended
                                      September 30,    September 30,
                                    ----------------- ----------------
                                      2007    2006     2007    2006
                                    ----------------- ----------------
Revenue:
   Software licenses                 $12,612 $10,231  $34,993 $26,240
   Maintenance and professional
    services                           8,695   6,185   24,251  15,547
                                    ----------------- ----------------
Total revenue                         21,307  16,416   59,244  41,787

Cost of revenue:
   Software licenses                      71     514      216   1,329
   Maintenance and professional
    services                           1,927   1,703    5,792   4,426
                                    ----------------- ----------------
Total cost of revenue                  1,998   2,217    6,008   5,755

                                    ----------------- ----------------
Gross profit                          19,309  14,199   53,236  36,032

Operating expenses:
   Sales and marketing                 6,935   5,641   20,683  15,591
   Research and development            3,042   2,753    8,756   7,749
   General and administrative          4,100   2,577   11,007   6,371
   Depreciation and amortization         603     492    1,707   1,094
                                    ----------------- ----------------
Total operating expenses              14,680  11,463   42,153  30,805

                                    ----------------- ----------------
Income from operations                 4,629   2,736   11,083   5,227

Other income, net                        734      90    2,124     223

                                    ----------------- ----------------
Income before income taxes             5,363   2,826   13,207   5,450

Income tax expense (benefit)           2,055     317     (531)    403

                                    ----------------- ----------------
Net income                             3,308   2,509   13,738   5,047

Less: accretion on preferred
 redeemable shares                         -  (1,334)       -  (4,000)
Less: dividends on preferred
 redeemable shares                         -    (743)       -  (2,163)

                                    ----------------- ----------------
Net income (loss) attributable to
 common stockholders                  $3,308    $432  $13,738 ($1,116)
                                    ================= ================

Net income (loss) attributable to
 common stockholders per share:
   Basic                               $0.15   $0.11    $0.65  ($0.29)
                                    ================= ================
   Diluted                             $0.14   $0.07    $0.60  ($0.29)
                                    ================= ================

Weighted-average number of shares
 used in per share amounts:
   Basic                              21,525   3,796   21,152   3,794
                                    ================= ================
   Diluted                            23,052   6,222   22,950   3,794
                                    ================= ================




                      Double-Take Software, Inc.
                Consolidated Statements of Cash Flows
                (In thousands, except per share data)
                             (Unaudited)

                                                    Nine months ended
                                                      September 30,
                                                      2007     2006
                                                    ------------------

Cash flows from operating activities:
  Net Income                                         $13,738   $5,047
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
  Depreciation                                         1,179      848
  Amortization of intangible assets                      528      249
  Provision for doubtful accounts                         (9)     150
  Stock option expense                                 1,895    1,185
  Deferred income taxes                               (2,849)       -
  Issuance of Series C Preferred shares to
   management                                              -      102

Changes in:
  Accounts receivable                                 (3,044)    (315)
  Prepaid expenses and other assets                     (201)      37
  Inventories                                             14    1,257
  Other assets                                           (22)      (3)
  Accounts payable and accrued expenses               (3,753)  (5,961)
  Other liabilities                                      270     (208)
  Deferred revenue                                     4,458    3,009
                                                    ------------------
Net cash provided by operating activities            $12,204   $5,397
                                                    ------------------

Cash flows from investing activities:
  Purchase of property and equipment                  (1,438)  (1,232)
  Purchase of short term investments                 (44,556)       -
  Sales of short term investments                     15,995        -
  Earn-out payments on acquisition of Double-Take
   EMEA                                               (4,484)  (1,200)
                                                    ------------------
Cash flows used in investing activities              (34,483)  (2,432)

Cash flows from financing activities:
  Proceeds from public offering, net of expenses       1,127     (880)
  Proceeds from exercise of stock options              1,188        6
  Excess tax benefits from stock based compensation    3,706        -
  Payments on capital lease obligation                   (14)      (6)
                                                    ------------------
Net cash provided by (used in) financing activities    6,007     (880)

Effect of exchange rate changes on cash and cash
 equivalents                                             (53)      12
Net increase (decrease) in cash and cash equivalents (16,272)   2,085
Cash and cash equivalents - beginning of period       55,170    8,341
                                                    ------------------
Cash and cash equivalents - end of period            $38,845  $10,438
                                                    ==================




                      Double-Take Software, Inc.

        Reconciliation of GAAP to Non-GAAP Financial Measures
                (In thousands, except per share data)
                             (Unaudited)

                                        Three Months     Nine Months
                                             Ended           Ended
                                        September 30,   September 30,
                                        --------------  --------------
                                           2007   2006     2007   2006
                                        --------------  --------------

Non-GAAP financial measures and
 reconciliation:

GAAP income from operations              $4,629 $2,736  $11,083 $5,227
  Add: noncash stock option expense (1)   1,140    167    1,895    316
  Add: noncash stock option expense for
   former CEO (2)                             -    319        -    869
                                        --------------  --------------
Non-GAAP income from operations          $5,769 $3,222  $12,978 $6,412
                                        ==============  ==============


GAAP net income prior to accretion and
 dividends on convertible preferred
 shares                                  $3,308 $2,509  $13,738 $5,047
  Add: noncash stock option expense, net
   of income taxes (1)                      676    167    1,431    316
  Add: noncash stock option expense for
   former CEO (2)                             -    319        -    869
                                        --------------  --------------
Non-GAAP net income prior to accretion
 and dividends on convertible preferred
 shares in 2006                          $3,984 $2,995  $15,169 $6,232
                                        ==============  ==============

Non-GAAP income per share (3):
        Basic                             $0.19           $0.72
                                        =======         =======
        Diluted                           $0.17           $0.66
                                        =======         =======

Weighted-average number of shares used
 in per share amounts:
        Basic                            21,525          21,152
                                        =======         =======
        Diluted                          23,052          22,950
                                        =======         =======


Footnotes to Adjustments
----------------------------------------

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
                                        Three Months     Nine Months
                                             Ended           Ended
                                        September 30,   September 30,
                                        --------------  --------------
                                           2007   2006     2007   2006
                                        --------------  --------------
   Stock option expense by line item:
     Cost of maintenance and
      professional services                 $62    $27     $129    $51
     Sales and marketing                    165     53      309    104
     Research and development                85     62      183    115
     General and administrative             828     25    1,274     46
                                        --------------  --------------
                                         $1,140   $167   $1,895   $316
                                        ==============  ==============


(2) Represents noncash stock-based compensation charges associated with vesting options for the former CEO.

(3) Presentation of non-GAAP net loss per share prior to accretion and dividends on preferred shares for 2006 has not been made because the effect would be anti-dilutive. For the three months ended September 30, 2006, non-GAAP income per share excluding stock based compensation but including accretion and dividends on preferred shares would have been $0.15 per share. For the nine months ended September 30, 2006, non-GAAP income per share excluding stock based compensation but including accretion and dividends of preferred shares would have been $0.02 per share.

    CONTACT: Double-Take Software, Inc.
             S. Craig Huke, 317-572-1857
             Chief Financial Officer
             investor@doubletake.com
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 212-766-1800
             Investor Relations
             investor@doubletake.com